UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 14, 2001

GERBER SCIENTIFIC, INC. (Exact name of Registrant as specified in its charter)

CONNECTICUT	1-5865	06-0640743
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

83 Gerber Road West, South Windsor, Connecticut	06074
(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, including area code:	(860-644-1551)

Not Applicable
(Former name or former address, if changes since last report)

Item 5.     Other Events and Regulation FD Disclosure

See the following press release, dated August 14, 2001, announcing the sale-leaseback of three Connecticut properties of Gerber Scientific, Inc.

For Immediate Release	Contact: Laura Stevens
August 14, 2001	(860) 648-8177

Gerber Scientific Reduces Debt
Through Sale-Leaseback of Three Connecticut Properties
Deal with W. P. Carey & Co. Involves South Windsor and Manchester Sites

SOUTH WINDSOR, Conn. - Gerber Scientific Inc. (NYSE: GRB) announced today it has entered into a $19.7 million sale-leaseback arrangement for three of its Connecticut properties with W. P. Carey & Co. LLC, a leading real estate investment banking firm and lessor of net-leased corporate properties. Funds from the transaction have been used by Gerber to further reduce debt.

Under the terms of the transaction, Gerber's locations in South Windsor and Manchester, Conn. have been leased back to the company by Corporate Property Associates 14 Inc. (CPA® :14), a member of the W. P. Carey Group, as part of a 17-year bond-type net lease with two additional ten-year options. The sites currently serve as Gerber Scientific Inc.'s corporate headquarters and office/manufacturing/distribution space for two of its subsidiaries: Gerber Scientific Products Inc and Gerber Coburn Optical Inc. Included are: a 194,000-square-foot single story office/light assembly building on 13.74 acres at 83 Gerber Road West, South Windsor; a 60,000-square-foot single story office and industrial structure on 5.18 acres at 55 Gerber Road West, South Windsor; and a 93,500-square-foot single story office and industrial facility on 9.36 acres at 151 Batson Drive, Manchester.

Gerber will continue to occupy the properties, retaining responsibility for maintaining the premises, insuring the buildings and paying real estate taxes.

"A sale-leaseback transaction simply converts real estate into cash, which can then be more effectively used, "stated Lynn M. Wytas, treasurer, Gerber Scientific Inc. "Debt reduction continues to be our focus, and monetizing a capital asset helps us to achieve our goal of lowering the company's leverage."

Edward V. LaPuma, executive director of W. P. Carey, said, "W. P. Carey and its affiliate, CPA:14, target middle-market tenants and private companies with an eye toward providing creative financing solutions to meet their corporate real estate needs. When a company removes real estate from its balance sheet, it is then able to reallocate this much-needed capital to pay down debt, or finance other corporate initiatives.

"After careful credit analysis and working closely with Gerber Scientific management, we were able to tailor this transaction to meet Gerber's specific needs. The sale-leaseback arrangement of these properties will enhance CPA:14's already diverse portfolio and provide further stability," he concluded.

CPA:14 is a public, non-traded real estate investment trust (REIT) that invests in single-tenant commercial properties. As of June 30, 2001, the trust's diversified portfolio contained 73 properties net-leased to 45 tenants throughout the United States with total assets of more than $780 million.

W. P. Carey & Co. (NYSE: WPC) and its affiliates specialize in corporate real estate financing through the corporate net-lease, or sale-leaseback structure. The largest publicly traded limited-liability company in the world, W. P. Carey owns and manages more than 46 million square feet of property in the United States and Europe. The $3 billion firm is headquartered in Manhattan and has offices in London and Paris.

Gerber Scientific Inc. provides high technology systems and solutions that enable mass customization in diverse industries. Headquartered in South Windsor, Conn., Gerber Scientific is the world leader in three core markets - sign making and specialty graphics, apparel and flexible materials, and optical lens processing - which it serves through four wholly owned subsidiaries: Gerber Scientific Products, South Windsor, Conn.; Spandex PLC, Bristol, England; Gerber Technology, Tolland, Conn.; and Gerber Coburn Optical Inc., South Windsor, Conn. In addition, the company recently entered the packaging industry through its newly formed Gerber Innovations division, Manchester, Conn., and is currently bringing a new concept in point-of-sales merchandising to U.S. retailers via SignStorey Inc., Tolland, Conn. Gerber Scientific employs about 2,600 globally.

This press release contains forward-looking statements within the meaning of the Federal securities laws. A number of factors could cause the company's actual results, performance or achievement to differ materially from those anticipated. Among those risks, trends and uncertainties are the general economic climate; the supply of and demand for office and industrial properties; interest rate levels; the availability of financing; and other risks associated with the acquisition and ownership of properties, including risks that the tenants will not pay rent, or that costs may be greater than anticipated. For further information on factors that could impact the company, reference is made to the company's filings with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GERBER SCIENTIFIC, INC.
(Registrant)

Date:	August 14, 2001	By:	/s/ Anthony L. Mattacchione
Anthony L. Mattacchione Corporate Controller